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EXHIBIT 99.1


DAIRY MART VOLUNTARILY SEEKS CHAPTER 11

DIP FINANCING LINED UP -- INVESTMENT BANKERS RETAINED -- STORES REMAIN OPEN

HUDSON, Ohio--(BUSINESS WIRE)--Sept. 24, 2001--Dairy Mart Convenience Stores, Inc. (AMEX:DMC - NEWS) said today that it and substantially all of its subsidiaries filed voluntary petitions for protection under chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. During the chapter 11 process, Dairy Mart and its stores will continue to operate normally.

Gregory G. Landry, president and chief executive officer, said Dairy Mart's 550 stores in seven states remain open for business as usual, and all of the company's more than 3,800 employees should report to work as normal. He said employees' paychecks and benefits are protected, and management does not envision layoffs as a result of today's action.

Landry said that Dairy Mart elected to seek court protection to give it time to examine all ways in which to maximize value in the company. He added that the investment banking firm of Houlihan, Lokey, Howard & Zukin has recently been retained to assist in exploring all strategic alternatives to achieve that goal. At this point, however, it is far too early to predict what ultimate value, if any, stockholders may realize. Similarly, recovery values for subordinated debtholders and unsecured trade creditors cannot be estimated at this time.

On July 30, the company terminated an agreement to merge with DM Acquisition Corp., an entity controlled by Robert B. Stein, Jr., the previous chairman, chief executive officer and president of Dairy Mart. The merger could not be completed because Stein's financing was not in place. Accordingly, Dairy Mart's board of directors determined that terminating the merger agreement was the best course of action and would enable the company to focus its efforts on managing near-term operating performance while exploring all financial and strategic alternatives. At that time, Stein relinquished his positions and Landry was appointed president and chief executive officer of Dairy Mart.

"This company has been through a tumultuous period," said Landry. "Court protection will now allow us to stabilize the situation so that Dairy Mart's new management team can take steps to build value and make this a better company. The convenience-store format is one that we absolutely believe has potential for success. However, Dairy Mart must improve store performance and lighten the burden of its present capital structure if we are to succeed."

Landry said that three factors made this filing the company's only viable option. Those factors are: a heavy debt load from a history of leveraged acquisitions; changing dynamics in the industry that have depressed key-product profit margins; and the termination of the previously announced sale-merger.

As part of its chapter 11 filing, Dairy Mart has filed a motion seeking court approval to obtain a Debtor-in-Possession (DIP) credit facility of up to $46 million with a group of lenders led by


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Foothill Capital Corporation, a wholly owned subsidiary of Wells Fargo &
Company. Pending a further hearing, Dairy Mart is seeking immediate authorization to use up to $10.75 million of the DIP facility. The DIP financing will be used for employee salaries and benefits, ongoing operations and other working capital needs.

"We believe our DIP financing will provide more than ample funds to cover the company's financial needs throughout the reorganization period," said Landry. "Effective today, Dairy Mart begins new relationships with its vendors and other business partners. Our suppliers should continue to deliver as usual. They should rest assured they will be paid promptly on agreed-to terms for goods and services rendered from this point forward while a plan of reorganization is developed to restructure debt incurred before the filing."

Landry said that a number of steps had been taken in recent weeks to help stabilize the company and prepare it for a turnaround. These included creation of a new management team in August 2001, consisting of six executives with significant experience; renewed emphasis on marketing, merchandising and store-level execution; and increased efforts to align employees with corporate goals, including new training and communication programs.

Dairy Mart Convenience Stores, Inc. owns or operates approximately 550 retail stores in seven states located in the Midwest and Southeast. For more information, visit Dairy Mart's web site at http://www.dairymart.com/.

NOTE: Statements contained in this release that are not historical facts, including those relating to Dairy Mart's ongoing operations and financing during the reorganization process, plans to build and maximize the company's value, and ability to complete a reorganization may constitute forward-looking statements. Factors that could cause actual results to differ materially from those stated or implied in the forward-looking statements include failure to adequately finance and improve its current operations, the failure to promptly complete and receive court approval of a plan of reorganization, adverse rulings by the bankruptcy court and other factors disclosed in Dairy Mart's periodic filings with the Securities and Exchange Commission. Dairy Mart assumes no obligation to update the information contained in this news release.

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Contact:
     Edward Howard & Co.
     Kathy Obert or Pat Gallagher
     330/342-6714 or 216/902-0009
               or
     Yopko Communications
     Betty Yopko, 330/342-6714 or 440/834-8615




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